Exhibit 99.1

401 N Cattlemen Rd., Suite 200, Sarasota, FL

June 6, 2024

The Honorable Jim Jordan	The Honorable Patrick McHenry
Chairman	Chairman
Committee on the Judiciary	Committee on Financial Services
U.S. House of Representatives	U.S. House of Representatives
2138 Rayburn House Office Building	2129 Rayburn House Office Building
Washington, D.C. 20515	Washington, D.C. 20515

The Honorable Jason Smith	The Honorable James Comer
Chairman	Chairman
Committee on Ways and Means	Committee on Oversight and Reform
U.S. House of Representatives	U.S. House of Representatives
1139 Longworth House Office Building	2157 Rayburn House Office Building
Washington, D.C. 20515	Washington, D.C. 20515

Dear Chairmen Jordan, McHenry, Smith, and Comer:

I write to follow up my letters of April 23, May 1, and May 15, 2024, concerning the potential manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which trades on the Nasdaq Stock Exchange under the ticker “DJT.”

In my previous letters, I explained the serious anomalies surrounding the trading of DJT stock. I also described DJT’s constant appearance on the Nasdaq Reg SHO Threshold List from April 2, 2024, through June 4, 2024, a result of persistent failures to deliver (“FTDs”) of DJT. These are all strong indicators that DJT may have been subject to illegal “naked” short selling.

I write today to inform you that these acute anomalies appear to have continued since my last letter. Recent data from the Securities and Exchange Commission for May 1-15 reveal that FTDs for DJT remain shockingly high. FTDs exceeded one million shares on seven of the ten trading days covered by the data, and on three of those days—May 2, May 3, and May 6—they exceeded two million shares.

I previously requested that you encourage the Financial Industry Regulatory Authority (“FINRA”) to issue Electronic Blue Sheet (“EBS”) requests pertaining to April 29, April 30, and May 1 to firms that facilitate short sales. Now, I respectfully ask that you add May 2, May 3, May 6, May 30, May 31, and June 3 to these requests. Recipients of these requests should include the following financial firms:

•	Citadel Securities
•	VIRTU Americas
•	G1 Execution Services
•	Jane Street Capital

•	Apex Clearing
•	Clear Street
•	Cobra Trading
•	Cowen and Company
•	Curvature Securities
•	StoneX Securities
•	TradePro
•	UBS
•	Velocity Clearing

Additionally, I reiterate my recommendation to include in your investigation into this matter requests for the following records:

•	Consolidated Audit Trail (“CAT”) trading data including trading records, quotes, market maker records, and add/drop records, and CAT tables revealing masked fields such as broker aliases;
•	FINRA data including brokers’ short interest data and Trade Reporting Facility (“TRF”) data with brokers’ market participant identifiers (“MPIDs”);
•
Depository Trust and Clearing Corporation (“DTCC”) information including daily position reports, CNS accounting summaries, participant daily activity statements, universal trade capture data, consolidated trade summaries (M209 records), and correspondent clearing records;

•
Reports from DTCC member firms reflecting total shares short since February 14, 2024 (including trading under the ticker ‘DWAC’ prior to March 26, 2024), CAT data for loan/borrow reports, and daily locate and pre-borrow logs.

DJT stock is mostly held by everyday retail shareholders who invested their own savings. A thorough inquiry into the anomalies of DJT stock trading would help protect these shareholders from any market manipulations and defend them against possible illegal practices by sophisticated Wall Street insiders. As always, I am ready and willing to assist your efforts in any way possible.

Sincerely,

Devin Nunes
CEO, Trump Media & Technology Group Corp.